The Procter & Gamble Company
NEWS RELEASE                                        One P&G Plaza
                                                    Cincinnati, OH 45202


                                                           FOR IMMEDIATE RELEASE


           P&G DELIVERS 15% EARNINGS PER SHARE GROWTH FOR FISCAL YEAR
           ----------------------------------------------------------

          April - June quarter sales up 10%, earnings per share up 12%

    CINCINNATI, Aug. 1, 2005 - The Procter & Gamble Company (NYSE:PG) announced strong top- and bottom-line growth for the April - June quarter and the fiscal year. The company posted net sales growth of 10 percent for both the quarter and fiscal year. Diluted net earnings per share were $0.56 for the quarter, a 12 percent increase, and $2.66 for the fiscal year, a 15 percent increase. This is the fourth consecutive fiscal year the company delivered results at or above its long-term annual growth rate targets for sales, earnings per share and free cash flow productivity.

Executive Summary
-----------------

o Unit volume grew six percent for the quarter and eight percent for the fiscal year. Organic volume, which excludes the impact of acquisitions and divestitures, increased seven percent for the quarter and eight percent for the fiscal year. All business segments, regions and each of the company's top 16 brands posted volume growth for the fiscal year.

o Net sales for the quarter increased 10 percent to $14.26 billion. For the fiscal year, sales also grew 10 percent to $56.74 billion. Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, grew nine percent for the quarter and eight percent for fiscal year.

o Diluted net earnings per share increased 12 percent for the quarter and 15 percent for the fiscal year.

o Earnings for both periods improved behind top-line growth, the benefits of a balanced portfolio and a strong innovation program, despite a challenging cost and competitive environment.

    "We delivered another year of strong top- and bottom-line results despite significant challenges from higher commodity costs, increased competitive spending and continued economic weakness in Western Europe and Japan," said Chairman of the Board, President and Chief Executive A.G. Lafley. "Our balanced brand, customer and geographic presence and focus on consumer value and innovation leadership continue to drive P&G's sustained growth. Today, P&G is well positioned to deliver its growth targets, and the combination with Gillette will provide further upside over the mid- and long-term."

April - June Quarter Discussion
-------------------------------

    Unit volume for the April - June quarter increased six percent. Organic volume grew seven percent, which excludes the impact of acquisitions and divestitures from year-over-year comparisons - primarily the divestiture of the juice business. Volume growth was broad-based, led by strong gains in beauty, fabric, health and home care. All regions posted unit volume growth of mid-single digits or better, led by developing markets with growth in the mid-teens.

    Net sales for the quarter increased 10 percent to $14.26 billion. Organic sales increased nine percent, well above the company's long-term annual target. Foreign exchange added two percent to sales growth due to the strength of the euro, Canadian dollar and British pound. Pricing added two percent to sales growth behind actions that partially recovered the impact of higher commodity costs in family care, pet health & nutrition, coffee and certain fabric care markets.

    For the quarter, net earnings increased nine percent to $1.50 billion. Earnings growth was primarily driven by volume and pricing, partially offset by higher commodity costs. Diluted net earnings per share increased 12 percent to $0.56. Diluted net earnings per share grew ahead of net earnings due to share repurchase activity. The company's stepped up share repurchase activity associated with the Gillette acquisition, net of interest expense, was neutral to earnings per share on the quarter.

Key Financial Highlights for the Quarter
----------------------------------------

o Gross margin contracted 110 basis points versus the prior year. Gross margin decreased due to higher commodity costs, the mix impact of strong growth in developing markets and the higher royalty expense rate for Prilosec OTC(R). These more than offset the impacts of price increases, the scale benefits of volume and manufacturing cost savings.

o For the quarter, selling, general and administrative expenses (SG&A) as a percent of net sales improved by 70 basis points. Advertising spending was up, but decreased as a percent of sales behind scale leverage. This was partially offset by investments in selling capability, primarily in P&G Beauty.

Business Segment Discussion for the Quarter
-------------------------------------------

    The following provides perspective on the company's April - June quarter results by business segment.

P&G Beauty
----------

o For the quarter, P&G Beauty delivered strong sales and double-digit earnings growth. Unit volume increased eight percent behind broad-based growth, including strong double-digit growth of the Olay(R) brand and developing markets. Global feminine care volume increased by low-double digits behind product innovations on Always/Whisper(R) and continued growth of Naturella(R). Professional and Prestige grew low-double digits behind strong results in the Professional business. Global hair care volume increased high-single digits behind the continued growth of Pantene(R), Head & Shoulders(R) and Rejoice(R). P&G Beauty net sales increased 12 percent to $4.93 billion, including a three percent gain from foreign exchange. Net earnings increased 27 percent to $644 million primarily due to volume growth and cost savings projects.

P&G Family Health
-----------------

o Health care delivered a very strong quarter of volume, sales and earnings growth. Unit volume increased 12 percent behind the continued success of Prilosec OTC, Actonel(R) and oral care in developing markets. Health care net sales increased 16 percent to $1.90 billion, including a positive foreign exchange impact of two percent. Pricing added two percent to sales growth due to actions taken earlier in the year in pet health & nutrition and pharmaceuticals. Net earnings increased 42 percent to $182 million driven by volume, partially offset by the higher royalty expense rate for Prilosec OTC. Earnings margin also increased due to lower marketing spending as a percentage of sales.

o For the quarter, baby care and family care delivered strong sales and earnings growth. Unit volume increased six percent behind the continued success of Baby Stages of Development(R) and recent initiatives on Charmin(R) and Bounty(R) in North America. Net sales increased 10 percent to $3.01 billion, with foreign exchange contributing two percent to sales growth. Pricing added two percent to sales growth primarily from actions earlier in the fiscal year in family care to recover higher commodity costs. Earnings grew 25 percent to $246 million. Earnings increased behind the scale benefits of volume growth and manufacturing cost savings. Pricing largely offset the negative impact of higher commodity costs and initiatives.

P&G Household Care
------------------

o Fabric care and home care unit volume increased eight percent in the April - June quarter. Developing market volume increased by mid-teens behind the continued growth of Tide(R) and Ariel(R). Growth was also driven by initiatives -- Swiffer(R) in Western Europe; Ariel Ion Power Gel(R) in North East Asia; Tide with a Touch of Downy(R), Febreze Air Effects(R) and Dawn(R) in North America. Net sales increased 10 percent to $3.85 billion, including a positive foreign exchange impact of two percent. Pricing actions on select brands in the United States, Latin America, Eastern Europe, China and certain Western European countries added one percent to sales growth. The mix effect of strong developing market growth reduced sales by one percent. Net earnings were $458 million, a decrease of 11 percent. Earnings margin declined primarily due to commodity costs, which continued to increase in the quarter.

o For the quarter, snacks and coffee delivered strong earnings growth. Unit volume was flat. Net sales increased 11 percent to $787 million propelled by pricing in coffee to recover the impact of higher commodity costs. Positive foreign exchange of one percent was offset by product mix. Net earnings were $105 million, an increase of 62 percent. Earnings increased due to sales growth and continued progress on cost savings against a base period where coffee market pricing lagged commodity cost increases.

Fiscal Year Discussion
----------------------

    For the fiscal year, the company delivered results at or above its long-term annual growth targets for sales, earnings per share and free cash flow productivity. Unit volume for the fiscal year increased eight percent. Organic volume also grew eight percent. Volume growth was broad-based, reflecting the overall balance of the company's portfolio, with double-digit growth from the beauty and health care businesses. All regions delivered mid-single digit volume growth or better, with developing market volume growth in the high-teens. Every one of the company's top 16 brands and each of the top 16 countries delivered volume growth for the fiscal year.

    Net sales for the fiscal year reached a record level of $56.74 billion, an increase of 10 percent versus the prior year. Foreign exchange contributed two percent to net sales growth, primarily driven by the strength of the euro, British pound and Japanese yen. Net sales excluding foreign exchange increased eight percent, above the company's long-term target of four to six percent. Organic sales, which exclude the effects of acquisitions, divestitures and foreign exchange, also increased eight percent. Mix reduced sales by one percent due to higher relative growth in developing markets. Pricing added one percent to sales growth behind actions to recover higher commodity costs in family care, pet health & nutrition, coffee and in certain fabric care markets. These actions were partially offset by price investments taken primarily earlier in the fiscal year to address the growth of hard discounters in Europe and in response to competitive activity in select fabric care and baby care markets.

    Net earnings in 2005 increased 12 percent to $7.26 billion. Net earnings margin increased 20 basis points to 12.8 percent. Earnings margin grew primarily behind volume and cost reduction efforts, which more than offset the effects of higher commodity costs.

    Diluted net earnings per share were $2.66, an increase of 15 percent compared to the prior year and above the company's annual minimum target growth rate of 10 percent. Diluted net earnings per share grew ahead of net earnings due to the company's share repurchase activity.

    The effective tax rate for the fiscal year improved by 20 basis points compared to the prior year. This includes a provision of $295 million for taxes on the anticipated repatriation of income earned outside of the United States under the American Jobs Creation Act. The company plans to repatriate $7.20 billion under the Act. This charge was largely offset by the reversal of tax provisions for the successful resolution of tax audits in certain countries. The effective tax rate also benefited from the overall country mix of taxable income.


Key Financial Highlights for the Fiscal Year
--------------------------------------------

o Gross margin in 2005 was 51.0 percent, a decrease of 20 basis points versus the prior year. The company was able to largely offset higher commodity costs, which reduced gross margin by more than 100 basis points, through the scale benefits of volume growth, supply chain savings and pricing. Gross margin also contracted due to the mix impact of strong growth in developing markets.

o SG&A as a percent of sales improved by 40 basis points in 2005 versus the prior year. Lower marketing spending as a percent of net sales drove the basis point reduction in SG&A. Absolute spending for marketing increased behind higher television advertising and production expense, as well as increased promotional activity in response to competition. Marketing spending increased to support product innovations including Olay Anti-Aging(R), Olay Moisturinse(R), Olay Quench(R), Pantene Pro-Health(R), Pantene Color Expressions(R), Tide with a Touch of Downy(R), Tide Coldwater(R), Febreze Air Effects(R), Pampers Feel n' Learn(R), Kandoo Toddler Wipes and Handsoap(R), and the geographical expansion of SK-II(R), Lenor(R) and Herbal Essences(R). Overhead spending as a percentage of net sales was consistent with the prior year period. Scale efficiencies in the base business were offset by the mix impact of two additional months of Wella in the current year and investments in selling capability. Minority interest expense decreased versus the base period reflecting the impacts from the company's purchase of the remaining stake in its China venture from Hutchison Whampoa China Ltd., as well as the completion of the domination and profit transfer agreement with Wella AG.

o The company's operating cash flow for the fiscal year was $8.72 billion compared to $9.36 billion in the prior year. The operating cash increase from higher net earnings was offset primarily by changes in inventory and payables. Inventory days on hand were up two days versus the prior year due to higher commodity costs and efforts to rebuild inventory levels in product categories that could not meet customer demand. Days payables were down three days versus the prior year. Operating cash was also reduced by tax payments related to the settlement of prior year audits. Capital expenditures for the year were 3.8 percent of net sales, slightly below the company's long-term target of about 4 percent of net sales. Free cash flow, defined as cash from operating activities less capital expenditures was $6.54 billion. This represents free cash flow productivity of 90 percent, in-line with the company's long-term objective.

Fiscal Year Business Segment Discussion
---------------------------------------

    The following provides perspective on the company's fiscal year results by business segment.

P&G Beauty
----------

o P&G Beauty delivered outstanding results with double-digit sales and earnings growth for the fiscal year. Unit volume increased 12 percent. Organic volume increased eight percent, with the difference due primarily to the full year impact of Wella. Unit volume increased behind base business growth and several new product initiatives including Olay Quench hand and body lotions, Olay Moisturinse in-shower body moisturizer, Lacoste Touch of Pink(R), Pantene Pro-Health and Pantene Color Expressions. Double-digit growth in the feminine care business continues to be driven by product upgrades to the Always/Whisper brands and the successful introduction of Naturella in Latin America and Central and Eastern Europe. Global hair care increased by low-double digits behind the Pantene, Head & Shoulders, Herbal Essences, Rejoice and Aussie(R) brands. Net sales increased 14 percent to $19.48 billion. Foreign exchange contributed three percent to sales growth, while the mix impact of strong sales in developing markets reduced sales by one percent. Net earnings increased 22 percent to $2.85 billion due to volume growth, cost reduction programs and the impacts of the company's increased ownership of the China operation and the domination and profit transfer agreement with Wella AG. These benefits were partially offset by marketing spending to support initiatives.

P&G Family Health
-----------------

o Health care delivered solid results for the fiscal year. Unit volume in 2005 increased 10 percent behind very strong growth of Prilosec OTC, Actonel and oral care in developing markets. Oral care posted mid-single digit volume growth globally despite a challenging competitive environment in dentifrice and a smaller market for tooth whitening products. Net sales increased 11 percent to $7.79 billion aided by a positive two percent foreign exchange impact. Pricing in pet health & nutrition and pharmaceuticals increased sales by one percent. Product mix reduced sales by two percent due to strong oral care growth in developing markets and the shift of branded Macrobid(R) sales to generics. Health care's net earnings were $1.00 billion, an increase of eight percent against a base period comparison where earnings increased 36 percent. Earnings increased primarily due to volume growth, partially offset by marketing investments in support of initiatives. After-tax earnings margin declined 40 basis points year-over-year due, in part, to product mix impacts of lower volume in branded Macrobid and Crest Whitestrips(R), both of which have higher margins than the balance of the health care business. Earnings were also negatively impacted by a higher royalty expense rate for Prilosec OTC and higher commodity costs.

o For the fiscal year, baby care and family care delivered very strong results. Unit volume increased seven percent led by baby care's continued stream of innovation including Feel `n Learn training pants in North America, Baby Dry(R) fit upgrade and Baby Stages of Development upgrades in Western Europe, and the expansion of Pampers Kandoo(R) in North America. Family care volume increased due to product, packaging and format initiatives in North America on both the Bounty and Charmin brands. Net sales increased 11 percent to $11.89 billion, including a positive three percent impact from foreign exchange. Pricing added one percent to sales growth. Actions in North America family care to recover higher commodity costs were partially offset by targeted pricing investments in Western Europe baby care in response to competitive activity. Net earnings increased 28 percent to $1.26 billion, behind volume and manufacturing cost savings, partially offset by marketing investments in support of initiatives.

P&G Household Care
------------------

o Fiscal year unit volume increased by nine percent in fabric care and home care. Acquisitions in Europe and Latin America contributed two percent to volume growth versus the prior year. Unit volume increased behind strong initiative activity, expansion of the portfolio to serve more consumers and continued growth in developing markets. Volume growth was led by the continued success of Lenor, Febreze Air Effects, Swiffer Duster(R) and Gain(R), as well as the launches of Tide with a Touch of Downy, Downy Simple Pleasures and Mr. Clean Magic Reach(R). Developing markets grew volume by double-digits, led by Greater China and the continued success of Tide. Net sales increased 10 percent to $15.26 billion. Foreign exchange added two percent to sales growth. The mix impact of higher relative growth in developing markets reduced sales by one percent. Net earnings were $2.13 billion, a decrease of two percent compared to the prior year. After-tax earnings margins declined primarily due to higher commodity costs, which more than offset the scale benefits of volume growth and pricing actions taken during the year. The after-tax margin in 2005 was also negatively impacted by the mix effect of developing market growth.

o For the fiscal year, snacks and coffee delivered strong results. Unit volume increased three percent compared to the prior year. Pringles volume grew behind expanded distribution and merchandizing of customized flavors and Pringles Prints(R) in North America. Coffee volume increased behind Folgers(R) dark roasts. Net sales increased eight percent to $3.14 billion. The combination of pricing to recover higher commodity costs and reduced promotional spending increased sales four percent. Foreign exchange had a positive two percent effect on sales growth. Net earnings increased 21 percent to $417 million behind higher volume, pricing to recover commodity costs and lower merchandising spending versus the prior year.

Fiscal Year 2006 and July - September Quarter Guidance
------------------------------------------------------

    Effective July 1, the company adopted stock option expensing using the modified retrospective methodology. Prior year results will be restated to reflect stock option expensing, consistent with the pro forma disclosures in the Notes to Consolidated Financial Statements. A summary of the pro forma stock option expense for fiscal year 2005 appears at the end of this release.

    Fiscal year guidance does not include any impacts related to the pending acquisition of Gillette or the stepped up share repurchase program. For 2006, the company expects to deliver its fifth consecutive year of growth at or above long-term targets, despite a very strong base period. Organic sales are expected to grow by four to six percent. Foreign exchange is expected to reduce sales by one to two percent. The impact of acquisitions and divestitures is expected to be neutral to sales growth, excluding Gillette. The combination of pricing and product mix is expected to provide a modest gain to sales growth. Total sales are expected to increase three to five percent. The company stated it is comfortable with the current analysts' consensus estimate of earnings per share. This estimate excludes stock option expenses, which the company expects will be $0.13 per share. The implied earnings per share growth rate is in line with our double-digit long-term target. Operating margins are expected to be up modestly. The tax rate for fiscal year 2006 is expected to decline 25 to 75 basis points to about 30 percent, due mainly to strong growth in lower tax rate regions.

    Guidance for the July - September quarter includes the impact of the company's stepped up share repurchase program due to the Gillette acquisition. For the quarter, the company expects sales growth of six to eight percent. A modest gain from foreign exchange is expected to be offset by the impact of the juice divestiture in the prior year. The combination of pricing and mix is expected to add one to two percent to sales growth. The company is comfortable with the current analysts' consensus estimate of earnings per share, which excludes the impacts of stock option expensing and stepped up share repurchases. This is equivalent to earnings per share growth of 10 percent excluding the $0.02 per share gain from the juice divestiture proceeds in the base. Stock option expense for the quarter should be $0.03 per share - in-line with prior year pro forma results. The increase in year-on-year share repurchases, net of associated interest expense, is expected to add up to $0.01 per share. Operating margin is expected to be about neutral versus the comparable prior year period. The tax rate for the quarter is expected to be about 30 percent.

Forward-Looking Statements
--------------------------

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the company's agreement to merge with The Gillette Company, including obtaining the related required regulatory approvals; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and other intellectual property matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt (including debt related to the company's announced plan to repurchase shares of the company's stock), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage the pattern of sales, including the variation in sales volume within periods; (10) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products;
(11) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (12) the ability to successfully manage increases in the prices of raw materials used to make the company's products; (13) the ability to stay close to consumers in an era of increased media fragmentation; and (14) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
----------------------

    Two billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R), Clairol Nice `n Easy(R), Head & Shoulders(R), and Wella. The P&G community consists of almost 110,000 employees working in over 80 countries worldwide.

                                     # # #


P&G Media Contact:
-----------------
In the US: 1-866-PROCTER or 1-866-776-2837
International: +1-513-945-9087

P&G Investor Relations Contact:
------------------------------
Thomas Tippl - (513) 983-2414

                          The Procter & Gamble Company

Segment Names
-------------

    Beginning July 1, 2005, we renamed our global business units. Beauty Care was renamed P&G Beauty; Health, Baby and Family Care was changed to P&G Family Health; and Household Care was renamed P&G Household Care. No changes were made to the composition or historical results of the global business units.

Pro Forma Stock-Based Compensation
----------------------------------

    The company's guidance for fiscal year 2006 and the July - September quarter includes the impacts of stock option expensing. In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (Revised 2004), "Share-Based Payment" (SFAS 123(R)). This Statement revises SFAS No. 123 by eliminating the option to account for employee stock options under APB No. 25 and generally requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (the "fair-value-based" method). The company adopted SFAS 123(R) on July 1, 2005 using the modified retrospective method, whereby all prior periods will be adjusted to give effect to the fair-value-based method of accounting for awards granted in fiscal years beginning on or after July 1, 1995. The following table provides the pro forma stock-based compensation expense for fiscal year 2005:

                                                                         Fiscal
                                         Q1       Q2       Q3       Q4     2005
Net Earnings ($MM)
     As Reported                     $2,001   $2,039   $1,720   $1,497   $7,257
     Pro Forma Expense                   59       64      106      105      334
----------------------              -------   -------  ------- -------  -------
     Pro Forma                       $1,942   $1,975   $1,614   $1,392   $6,923

Diluted Net Earnings Per Common Share
     As Reported                     $ 0.73   $ 0.74   $ 0.63   $ 0.56   $ 2.66
     Pro Forma Expense              ($ 0.03) ($ 0.02) ($ 0.04) ($ 0.04) ($ 0.13)
----------------------              -------  -------  -------  -------  -------
     Pro Forma                       $ 0.70   $ 0.72   $ 0.59   $ 0.52   $ 2.53


Measures Not Defined By U.S. GAAP
---------------------------------

    In accordance with the SEC's Regulation G, the following provides definitions of measures used in the earnings release that are not defined by accounting principles generally accepted in the United States (U.S. GAAP) and the reconciliation to the most closely related GAAP measure.

    Organic sales growth is a non-GAAP measure of reported sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. The company believes this provides investors with a more complete understanding of underlying results and trends of the base businesses by providing sales on a consistent basis. The reconciliation of reported sales growth to organic sales growth for the quarter and year:

                                          Q4       FY2005
                                          --       ------
    Total Sales Growth                   10%         10%
    Less:  Foreign Exchange Impact        2%          2%
    Less:  Acquisitions/Divestitures     -1%          0%
    -----------------------------------------------------
    Organic Sales Growth                  9%          8%


    The company also reports free cash flow. Free cash flow is defined as cash from operating activities less capital expenditures. The company views free cash flow as an important indicator of the cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate management and is a factor in determining at-risk compensation levels. Free cash flow productivity is defined as the ratio of free cash flow to net earnings, and is another measure used to evaluate management's performance. The company's target for free cash flow productivity is 90 percent. The reconciliation of free cash flow and free cash flow productivity is provided below:

                Operating     Capital      Free        Net         Free Cash
($MM)           Cash Flow    Spending    Cash Flow  Earnings   Flow Productivity
--------------------------------------------------------------------------------
Jul - Sep'03      1,606         364       1,242      1,761            71%
Oct - Dec'03      2,355         446       1,909      1,818           105%
Jan - Mar'04      2,978         521       2,457      1,528           161%
Apr - Jun'04      2,423         693       1,730      1,374           126%
--------------------------------------------------------------------------------
Jul - Jun'04      9,362       2,024       7,338      6,481           113%

Jul - Sep'04      1,918         413       1,505      2,001            75%
Oct - Dec'04      2,061         498       1,563      2,039            77%
Jan - Mar'05      2,645         475       2,170       ,720           126%
Apr - Jun'05      2,098         795       1,303      1,497            87%
--------------------------------------------------------------------------------
Jul - Jun'05      8,722       2,181       6,541      7,257            90%

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                 (Amounts in Millions Except Per Share Amounts)
                        Consolidated Earnings Information


                                            ------------------------------------
                                                         AMJ QUARTER
                                            ------------------------------------
                                               AMJ 05       AMJ 04       % CHG
                                            ----------   -----------   ---------
NET SALES                                    $ 14,258     $ 12,962        10 %
 COST OF PRODUCTS SOLD                          7,289        6,479        13 %
                                            ----------   ----------
GROSS MARGIN                                    6,969        6,483         7 %
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE      4,670        4,344         8 %
                                            ----------   ----------
OPERATING INCOME                                2,299        2,139         7 %
 TOTAL INTEREST EXPENSE                           231          175
 OTHER NON-OPERATING INCOME, NET                   49           16
                                            ----------   ----------
EARNINGS BEFORE INCOME TAXES                    2,117        1,980         7 %
 INCOME TAXES                                     620          606
NET EARNINGS                                    1,497        1,374         9 %
                                            ==========   ==========
EFFECTIVE TAX RATE                             29.3 %       30.6 %


PER COMMON SHARE:
 BASIC NET EARNINGS                          $   0.59     $   0.52        13 %
 DILUTED NET EARNINGS                        $   0.56     $   0.50        12 %
 DIVIDENDS                                   $   0.28     $   0.25
AVERAGE DILUTED SHARES OUTSTANDING            2,688.9      2,772.9


COMPARISONS AS A % OF NET SALES
-------------------------------                                     Basis Pt Chg
 COST OF PRODUCTS SOLD                         51.1 %       50.0 %
 GROSS MARGIN                                  48.9 %       50.0 %        (110)
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE     32.8 %       33.5 %         (70)
 OPERATING MARGIN                              16.1 %       16.5 %         (40)
 EARNINGS BEFORE INCOME TAXES                  14.8 %       15.3 %
 NET EARNINGS                                  10.5 %       10.6 %         (10)


                                            ------------------------------------
                                                           FYTD
                                            ------------------------------------

                                            6/30/2005    6/30/2004       % CHG
                                            ----------   -----------   ---------
NET SALES                                    $ 56,741     $ 51,407        10 %
 COST OF PRODUCTS SOLD                         27,804       25,076        11 %
                                            ----------   -----------
GROSS MARGIN                                   28,937       26,331        10 %
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE     18,010       16,504         9 %
                                            ----------   -----------
OPERATING INCOME                               10,927        9,827        11 %
 TOTAL INTEREST EXPENSE                           834          629
 OTHER NON-OPERATING INCOME, NET                  346          152
                                            ----------   -----------
EARNINGS BEFORE INCOME TAXES                   10,439        9,350        12 %
 INCOME TAXES                                   3,182        2,869
                                            ----------   -----------
NET EARNINGS                                    7,257        6,481        12 %
                                            ==========   ===========
EFFECTIVE TAX RATE                             30.5 %       30.7 %


PER COMMON SHARE:
 BASIC NET EARNINGS                          $   2.83     $   2.46        15 %
 DILUTED NET EARNINGS                        $   2.66     $   2.32        15 %
 DIVIDENDS                                   $   1.03     $   0.93
AVERAGE DILUTED SHARES OUTSTANDING            2,726.2      2,790.1



COMPARISONS AS A % OF NET SALES                                     Basis Pt Chg
-------------------------------
 COST OF PRODUCTS SOLD                         49.0 %       48.8 %
 GROSS MARGIN                                  51.0 %       51.2 %         (20)
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE     31.7 %       32.1 %         (40)
 OPERATING MARGIN                              19.3 %       19.1 %          20
 EARNINGS BEFORE INCOME TAXES                  18.4 %       18.2 %
 NET EARNINGS                                  12.8 %       12.6 %          20

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                              (Amounts in Millions)
                       Consolidated Cash Flows Information

                                                     ---------------------------
                                                     Twelve Months Ended June 30
                                                     ---------------------------
                                                             2005          2004
                                                     -------------  ------------
BEGINNING CASH                                       $      4,232   $     5,428

OPERATING ACTIVITIES
  NET EARNINGS                                              7,257         6,481
  DEPRECIATION AND AMORTIZATION                             1,884         1,733
  DEFERRED INCOME TAXES                                       650           415
  CHANGES IN:
      ACCOUNTS RECEIVABLE                                     (86)         (159)
      INVENTORIES                                            (644)           56
      ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES        (128)          625
      OTHER OPERATING ASSETS & LIABILITIES                   (498)          (88)
  OTHER                                                       287           299
                                                     -------------  ------------
TOTAL OPERATING ACTIVITIES                                  8,722         9,362
                                                     -------------  ------------

INVESTING ACTIVITIES
  CAPITAL EXPENDITURES                                     (2,181)       (2,024)
  PROCEEDS FROM ASSET SALES                                   517           230
  ACQUISITIONS, NET OF CASH ACQUIRED                         (572)       (7,476)
  CHANGE IN INVESTMENT SECURITIES                            (100)         (874)
                                                     -------------  ------------
TOTAL INVESTMENT ACTIVITIES                                (2,336)      (10,144)
                                                     -------------  ------------

FINANCING ACTIVITIES
  DIVIDENDS TO SHAREHOLDERS                                (2,731)       (2,539)
  CHANGE IN SHORT-TERM DEBT                                 2,016         4,911
  ADDITIONS TO LONG TERM DEBT                               3,108         1,963
  REDUCTION OF LONG TERM DEBT                              (2,013)       (1,188)
  PROCEEDS FROM THE EXERCISE OF STOCK OPTIONS AND OTHER       478           555
  TREASURY PURCHASES                                       (5,026)       (4,070)
                                                     -------------  ------------
TOTAL FINANCING ACTIVITIES                                 (4,168)         (368)
                                                     -------------  ------------
EXCHANGE EFFECT ON CASH                                       (61)          (46)
                                                     -------------  ------------
CHANGE IN CASH AND CASH EQUIVALENTS                         2,157        (1,196)
                                                     -------------  ------------
ENDING CASH                                          $      6,389   $     4,232
                                                     =============  ============




                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                              (Amounts in Millions)
                     Consolidated Balance Sheet Information

                                                    June 30, 2005  June 30, 2004
                                                    -------------  -------------

CASH AND CASH EQUIVALENTS                            $      6,389   $     4,232
INVESTMENTS SECURITIES                                      1,744         1,660
ACCOUNTS RECEIVABLE                                         4,185         4,062
TOTAL INVENTORIES                                           5,006         4,400
OTHER                                                       3,005         2,761
                                                     -------------  ------------
TOTAL CURRENT ASSETS                                       20,329        17,115

NET PROPERTY, PLANT AND EQUIPMENT                          14,332        14,108
NET GOODWILL AND OTHER INTANGIBLE ASSETS                   24,163        23,900
OTHER NON-CURRENT ASSETS                                    2,703         1,925

TOTAL ASSETS                                         $     61,527   $    57,048
                                                     =============  ============

ACCOUNTS PAYABLE                                     $      3,802   $     3,617
ACCRUED AND OTHER LIABILITIES                               7,531         7,689
TAXES PAYABLE                                               2,265         2,554
DEBT DUE WITHIN ONE YEAR                                   11,441         8,287
                                                     -------------  ------------
TOTAL CURRENT LIABILITIES                                  25,039        22,147

LONG-TERM DEBT                                             12,887        12,554
OTHER                                                       6,124         5,069
                                                     -------------  ------------
TOTAL LIABILITIES                                          44,050        39,770
                                                     -------------  ------------
TOTAL SHAREHOLDERS' EQUITY                                 17,477        17,278
                                                     -------------  ------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY             $     61,527   $    57,048
                                                     =============  ============

                                   THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                               (Amounts in Millions)
                                         Consolidated Earnings Information


                                              ----------------------------------------------------------------------
                                                                 Three Months Ended June 30, 2005
                                              ----------------------------------------------------------------------
                                                           % Change       Earnings   % Change   % Change
                                                             Versus         Before     Versus        Net      Versus
                                               Net Sales   Year Ago   Income Taxes   Year Ago   Earnings    Year Ago
                                              ----------------------------------------------------------------------
P&G BEAUTY                                     $  4,930       12%      $    911        19%      $   644        27%

     HEALTH CARE                                  1,899       16%           285        36%          182        42%
     BABY CARE AND FAMILY CARE                    3,014       10%           405        16%          246        25%
                                              ----------------------------------------------------------------------
P&G FAMILY HEALTH                                 4,913       13%           690        23%          428        32%

     FABRIC AND HOME CARE                         3,849       10%           691       -11%          458       -11%
     SNACKS AND COFFEE                              787       11%           168        66%          105        62%
                                              ----------------------------------------------------------------------
P&G HOUSEHOLD CARE                                4,636       11%           859        -2%          563        -3%

TOTAL BUSINESS SEGMENT                           14,479       12%         2,460        12%        1,635        16%
CORPORATE                                          (221)      N/A          (343)       N/A         (138)       N/A
                                              ----------------------------------------------------------------------
TOTAL COMPANY                                  $ 14,258       10%      $  2,117         7%      $  1,497        9%



                                              ----------------------------------------------------------------------
                                                                 Twelve Months Ended June 30, 2005
                                              ----------------------------------------------------------------------
                                                           % Change       Earnings   % Change   % Change
                                                             Versus         Before     Versus        Net      Versus
                                               Net Sales   Year Ago   Income Taxes   Year Ago   Earnings    Year Ago
                                              ----------------------------------------------------------------------
P&G BEAUTY                                     $ 19,483       14%      $  4,099        15%      $  2,851       22%

     HEALTH CARE                                  7,786       11%         1,505         8%         1,002        8%
     BABY CARE AND FAMILY CARE                   11,890       11%         2,030        25%         1,265       28%
                                              ----------------------------------------------------------------------
P&G FAMILY HEALTH                                19,676       11%         3,535        17%         2,267       18%

     FABRIC AND HOME CARE                        15,262       10%         3,185        -3%         2,132       -2%
     SNACKS AND COFFEE                            3,140        8%           650        23%           417       21%
                                              ----------------------------------------------------------------------
P&G HOUSEHOLD CARE                               18,402       10%         3,835         1%         2,549        1%

TOTAL BUSINESS SEGMENT                           57,561       12%        11,469        10%         7,667       13%
CORPORATE                                          (820)      N/A        (1,030)       N/A          (410)      N/A
                                              ----------------------------------------------------------------------
TOTAL COMPANY                                  $ 56,741       10%     $  10,439        12%      $  7,257       12%


                                                            APRIL - JUNE NET SALES INFORMATION
                                                             (Percent Change vs. Year Ago) *

                                        Volume        Volume
                                          With        Without
                                  Acquisitions/   Acquisitions/                                   Total    Total Impact
                                  Divestitures    Divestitures       FX     Price   Mix/Other    Impact           Ex-FX
                                  -------------------------------------------------------------------------------------
P&G BEAUTY                                 8%              7%        3%       1%       0%          12%            9%

P&G FAMILY HEALTH
     HEALTH CARE                          12%             10%        2%       2%       0%          16%           14%
     BABY CARE AND FAMILY CARE             6%              7%        2%       2%       0%          10%            8%

P&G HOUSEHOLD CARE
     FABRIC AND HOME CARE                  8%              7%        2%       1%      -1%          10%            8%
     SNACKS AND COFFEE                     0%              0%        1%      12%      -2%          11%           10%

TOTAL COMPANY                              6%              7%        2%       2%       0%          10%            8%




                                                       FISCAL YEAR 2004/2005 NET SALES INFORMATION
                                                             (Percent Change vs. Year Ago) *

                                        Volume        Volume
                                          With        Without
                                  Acquisitions/   Acquisitions/                                   Total    Total Impact
                                  Divestitures    Divestitures       FX     Price   Mix/Other    Impact           Ex-FX
                                  -------------------------------------------------------------------------------------
P&G BEAUTY                                12%              8%        3%       0%      -1%          14%           11%

P&G FAMILY HEALTH
     HEALTH CARE                          10%              8%        2%       1%      -2%          11%            9%
     BABY CARE AND FAMILY CARE             7%              7%        3%       1%       0%          11%            8%

P&G HOUSEHOLD CARE
     FABRIC AND HOME CARE                  9%              7%        2%       0%      -1%          10%            8%
     SNACKS AND COFFEE                     3%              3%        2%       4%      -1%           8%            6%

TOTAL COMPANY                              8%              8%        2%       1%      -1%          10%            8%


* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.